Exhibit 10.1

GREAT LAKES DREDGE & DOCK COMPANY, LLC

ANNUAL BONUS PLAN

Amended and Restated Effective January 1, 2011

Purpose

The Great Lakes Dredge & Dock Company, LLC (the “Company”) Annual Cash Bonus Plan was established to provide annual cash bonuses to employees of the Company upon satisfaction of certain performance criteria. Different bonus levels are utilized to compensate employees appropriately based on their ability to influence the profitability of the Great Lakes Dredge & Dock Corporation (the “Corporation”) and its subsidiaries. This annual cash bonus plan is hereby amended and restated effective January 1, 2011 to provide for annual bonuses to be paid in either cash or common stock of the Corporation, in accordance with the terms herein, and is hereby renamed the Great Lakes Dredge & Dock Company, LLC Annual Bonus Plan (the “Plan”).

Administration

The Plan is administered by the Corporation’s Compensation Committee of the Board of Directors (the “Compensation Committee”), which subject to its oversight may delegate responsibilities for administering the Plan to the Company’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) (collectively, the “Management Committee”) to the extent such responsibilities do not relate to determining bonus awards for members of the Management Committee.

Eligibility for Participation

The Compensation Committee or the Management Committee, as applicable, in its sole discretion, shall designate each year those employees of the Company who shall participate in the Plan (the “Participants”). Except as otherwise set forth in an applicable employment agreement or similar arrangement, a Participant whose employment by the Company terminates for any reason during a calendar year performance period (a “Performance Year”) shall not be entitled to receive a bonus for such Performance Year and, following such termination, the Company shall have no further obligation hereunder to that Participant.

Determination of Bonus Awards

“Budgeted EBITDA” for purposes of the Plan is defined as the budgeted amount of earnings before interest, taxes, depreciation and amortization attributable to the Company’s dredging segment approved by the Board of Directors of the Corporation for each Performance Year. For determination of bonus awards, the Compensation Committee may in its sole discretion adjust actual EBITDA attributable to the Company’s dredging segment (“Actual EBITDA”) for any extraordinary or non-recurring items. All bonus awards shall be distributed to Participants by March 15 following the Performance Year in which they are earned.

Bonus awards are determined as follows:

1. Holiday Bonus Program – Annual holiday bonuses, if any, are payable to non-management employees. Awards are based solely on Company performance during a Performance Year. Holiday bonuses for a Performance Year are payable only if Actual EBITDA equals or exceeds 70% of Budgeted EBITDA for such Performance Year. Each Participant eligible for an annual holiday bonus is classified by the Management Committee among one of four categories, based upon the Participant’s level of responsibility. The Management Committee will set three levels for each category (minimum, budget and maximum). To the extent annual bonuses are payable for a Performance Year, the amount of the bonus payable to a Participant depends on (i) the category in which the Participant is classified and (ii) the bonus level achieved, as determined in the discretion of the Management Committee. The budget bonus is payable when Actual EBITDA is in the discretion of the Management Committee equal to or sufficiently close to Budgeted EBITDA. When the Actual EBITDA is sufficiently below the Budgeted EBITDA, as determined by the Management Committee in its discretion, but at least equal to 70% of Budgeted EBITDA, the minimum bonus is payable. When the Actual EBITDA is sufficiently above Budgeted EBITDA, as determined by the Management Committee in its discretion, the maximum bonus is payable.

2. Performance Bonus Program – Annual performance bonuses, if any, are awarded to management employees other than the Company’s CEO, COO, CFO and Senior Vice Presidents (“SVPs”). Annual performance bonuses are allocated to such management employees from a bonus pool expressed as a percentage of the aggregate eligible salaries of such management employees (as of the end of the Performance Year). The size of the bonus pool for a Performance Year depends on Company performance, which is measured by comparing Actual EBITDA with Budgeted EBITDA for the Performance Year. No annual performance bonuses are payable for a Performance Year if Actual EBITDA is less than 70% of Budgeted EBITDA for such Performance Year. Allocations of annual performance bonuses from the bonus pool among eligible Participants will be based on individual Participant performance, as determined by the Compensation Committee (or the Management Committee) in its sole discretion.

The bonus pool is determined as follows:

Actual EBITDA	Bonus Pool

‹ 70% of Budgeted EBITDA	No bonus pool

= 70% of Budgeted EBITDA	5.75% of eligible salaries

= 100% of Budgeted EBITDA	11.5% of eligible salaries

>= 130% of Budgeted EBITDA	23% of eligible salaries

To the extent Actual EBITDA falls between EBITDA thresholds, the bonus pool is determined by interpolation.

3. Senior Management Bonus Program – The Company’s CEO, COO, CFO and SVPs are eligible to receive bonuses based upon Company performance as follows:

Actual EBITDA	Bonus Award CEO and COO	Bonus Award CFO and SVPs

‹ 90% of Budgeted EBITDA	No bonus	No bonus

= 90% of Budgeted EBITDA	35% of annual salary	23.75% of annual salary

= 100% of Budgeted EBITDA	70% of annual salary	47.5% of annual salary

>= 120% of Budgeted EBITDA	140% of annual salary	95% of annual salary

To the extent Actual EBITDA falls between EBITDA thresholds, the bonus award is determined by interpolation.

Form of Payment

Except as described below, bonus awards earned under the Plan shall be paid in cash. To the extent required by an employment agreement between a Participant and the Company and/or the Corporation, or otherwise to the extent determined by the Compensation Committee in its sole discretion, bonus awards earned under the Plan shall be paid in cash and/or shares of Common Stock (as defined below). The number of shares of Common Stock to be issued pursuant to any portion of a bonus award payable in Common Stock shall be based on the closing sales price of the Corporation’s common stock on the national securities exchange or other market system on which the shares are listed on the date the Corporation’s audited financial statements for the Performance Year are finalized.

“Common Stock” means the Corporation’s common stock issued under its 2007 Long-Term Incentive Plan or other equity plan of the Corporation designated by the Compensation Committee, which shall be fully (100%) vested at all times after issuance.

Any shares of Common Stock awarded under the Plan shall be subject to restrictions on transferability imposed by the Compensation Committee as required by:

•	the terms of the Corporation’s 2007 Long-Term Incentive Plan (or other equity plan);

•	the rules of any national securities exchange or other market system on which the shares of the Corporation’s common stock may be listed;

•	Federal or state law (including SEC Rule 144), or any ruling or regulation of any government body which the Corporation will, in its sole discretion, determine to be necessary or advisable; and/or

•	the Corporation’s policy on securities trading and disclosure of confidential information.

The Committee may require a Participant receiving an award payable in shares of Common Stock to make written representations it deems necessary to comply with applicable securities laws. No person who acquires shares of Common Stock may sell such shares unless he or she makes an offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the shares to be sold, or there is an exemption from the registration requirements of the Securities Act.

Miscellaneous

a)	Although it is the present intention of the Compensation Committee to continue the Plan for a indefinite period of time, the Compensation Committee reserves the right to terminate the Plan in its entirety at any time or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any bonus previously awarded under the Plan with respect to a prior Performance Year and provided further, that except as otherwise permitted under the Plan, no termination or modification which would adversely affect a Participant hereunder shall take effect with respect to a Performance Year in progress at the time of such action.

b)	No bonus payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell transfer, assign, pledge, encumber or charge prior to such receipt shall be void. The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any bonus under the Plan.

c)	Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Corporation or any subsidiary thereof, nor limit the right of the Corporation or any subsidiary thereof to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

d)	The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Corporation or any subsidiary thereof for payment of any bonuses hereunder. No Participant or any other person shall have any interest in any particular assets of the Corporation or any subsidiary thereof by reason of the right to receive a bonus under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Corporation or any subsidiary thereof with respect to any rights under the Plan.

e)	The Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any ambiguity in the Plan shall be interpreted to this effect.

f)	To the extent required by law, the Company will withhold from payments otherwise due hereunder such taxes required to be withheld by the Federal or any state or local government.

g)	To the extent not preempted by Federal law, the Plan will be construed, administered and governed in all respects under and by the laws of the State of Illinois, without giving effect to its conflict of laws principles.